EXHIBIT 3.6







                               OPERATING AGREEMENT

                                       OF

                           ANAGRAM INTERNATIONAL, LLC

                       A Nevada Limited Liability Company

                               OPERATING AGREEMENT

                                       OF

                           ANAGRAM INTERNATIONAL, LLC

                       A Nevada Limited Liability Company

                                Table of Contents

                                                                            Page

ARTICLE I    OFFICES.....................................................     1
     1.1      Principal Office...........................................     1

ARTICLE II   PURPOSE.....................................................     1
     2.1      Purpose....................................................     1

ARTICLE III  CAPITAL.....................................................     1
     3.1      Initial Capital............................................     1
     3.2      Capital Accounts...........................................     2
     3.3      Federal Income Tax Elections...............................     3
     3.4      Invested Capital...........................................     3
     3.5      Interest...................................................     3
     3.6      Additional Capital Contribution............................     3
     3.7      Membership Interest........................................     4

ARTICLE IV   MEMBERS.....................................................     4
     4.1      Powers.....................................................     4
     4.2      Salaries to Members........................................     4
     4.3      Other Ventures.............................................     5
     4.4      General Restrictions.......................................     5
     4.5      Action by the Members; Meetings; Quorum; Majority..........     5
     4.6      Action By Written Consent..................................     5
     4.7      Place of Meetings of Members...............................     6
     4.8      Annual Meetings............................................     6
     4.9      Annual Meetings; Notice....................................     6
     4.10     Special Meetings...........................................     6
     4.11     Waiver of Notice...........................................     6
     4.12     Adjourned Meetings And Notice Thereof......................     7
     4.13     Delegation of Authority To Members and Managers............     7
     4.14     Admission of New Members...................................     7
     4.15     Member Loans...............................................     7

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     4.16     Deadlock...................................................     7

ARTICLE V    TRANSFER OF MEMBERS' INTERESTS..............................     8
     5.1      Transfer of Members' Interests.............................     8
     5.2      No Transfer Permitted Under Certain Circumstances..........     9
     5.3      Right of First Refusal.....................................     9
     5.4      Authority of the Company to Purchase Interest..............    12
     5.5      Representations and Warranties of the Members..............    12
     5.6      Transferee's Invested Capital..............................    13

ARTICLE VI   MANAGERS....................................................    13
     6.1      Election...................................................    13
     6.2      Removal, Resignation and Vacancies.........................    13
     6.3      Managers' Powers...........................................    14
     6.4      Bank Accounts..............................................    14

ARTICLE VII  PROFITS AND LOSSES..........................................    14
     7.1      Net Profits and Losses.....................................    14
     7.2      Allocations of Deductions..................................    15
     7.3      Special Allocations........................................    15
     7.4      Curative Allocations.......................................    16
     7.5      Federal Income Tax.........................................    17

ARTICLE VIII DISTRIBUTIONS...............................................    17
     8.1      Operating Distributions....................................    17
     8.2      Payment of Member Loans....................................    17
     8.3      Distribution on Dissolution and Liquidation................    17

ARTICLE IX   ACCOUNTING AND RECORDS......................................    17
     9.1      Records and Accounting.....................................    17
     9.2      Access to Accounting Records...............................    18
     9.3      Annual Tax Information.....................................    18
     9.4      Reports to Members.........................................    18

ARTICLE X    TERM........................................................    18

ARTICLE XI   DISSOLUTION OF THE COMPANY AND TERMINATION OF A
             MEMBER'S INTEREST...........................................    18
     11.1     Dissolution................................................    18
     11.2     Death of a Member; Continuation............................    19
     11.3     Option To Purchase Deceased Member's Interest..............    19
     11.4     Bankruptcy.................................................    19

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ARTICLE XII  TRUST MEMBERS...............................................    20
     12.1     Trustee Liability..........................................    20
     12.2     Status of Successor Trustees as Members....................    20

ARTICLE XIII INDEMNIFICATION.............................................    20
     13.1     Indemnity..................................................    20
     13.2     Indemnity for Actions By or In the Right of the Company....    21
     13.3     Indemnity If Successful....................................    21
     13.4     Expenses...................................................    21
     13.5     Advance Payment of Expenses................................    21
     13.6     Other Arrangements Not Excluded............................    22

ARTICLE XIV  MISCELLANEOUS PROVISIONS....................................    22
     14.1     Complete Agreement.........................................    22
     14.2     Amendments.................................................    22
     14.3     Applicable Law.............................................    23
     14.4     Headings...................................................    23
     14.5     Severability...............................................    23
     14.6     Expenses...................................................    23
     14.7     Heirs, Successors and Assigns..............................    23
     14.8     Execution..................................................    23
     14.9     Power of Attorney..........................................    23













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


                               OPERATING AGREEMENT

                                       OF

                           ANAGRAM INTERNATIONAL, LLC

                       A Nevada Limited Liability Company


         This Operating Agreement is made and entered into as of the 24th day of October 1994 by and between the undersigned Members of Anagram International, LLC.


                                    ARTICLE I
                                     OFFICES

1.1      Principal Office

         The principal office of Anagram International, LLC (the "Company") shall be 7700 Anagram Drive, Minneapolis, Minnesota 55344. The Members may change said principal office at any time from one location to another.


                                   ARTICLE II
                                     PURPOSE

2.1      Purpose

         The purpose of the Company shall be to serve as a holding company for companies that distribute products. Any business beyond the business described herein shall require the unanimous written consent of the Members.


                                   ARTICLE III
                                     CAPITAL

3.1      Initial Capital

         The initial capital of the Company shall be the sums of cash or the agreed fair market value of the property or services (or combination of cash, property and services) contributed to the Company by the Members in such amounts or value as are set out opposite the name of each of the Members on Schedule A attached hereto and incorporated herein by this reference which shall be amended from time to time by the Managers to reflect a current list of the names and addresses of each current member. A transfer of any Membership Interest (as defined herein) shall not be effective until it has been recorded in the records of the Company.

3.2      Capital Accounts

         Capital Accounts shall be established on the Company's books representing the Members' respective capital contributions to the Company. The term "Capital Account" shall mean the capital account maintained for such Member in accordance with the following provisions:

                   (a)      Each Member's Capital Account shall be increased by:

                            (1) The  amount  of the  Member's  cash  or  in-kind
                  capital contributions to the Company pursuant to Section 3.1 above;

                            (2) The fair market value of any property contributed by the Member to the Company (net of liabilities secured by any such contributed property that the Company is considered to assume or take subject to for purposes of
                  Section 752 of the Internal Revenue Code of 1986, as amended from time to time [the "Code"]);

                            (3) The  amount of Net  Profits  (or items  thereof)
                  allocated to the Member pursuant to Article VII below; and

                            (4) Any other increases  required by the regulations
                  promulgated by the U.S. Department of the Treasury under the Code, and as may be amended from time to time ("Regulations"). If Section 704(c) of the Code applies to property contributed by a Member to the Company, then the Members' Capital Accounts shall be adjusted in accordance with Regulations Section 1.704-1(b)(2)(iv)(g).

                   (b) Each Member's Capital Account shall be decreased by:

                            (1) The amount of Net Losses allocated to the Member
                  pursuant to Article VII below;

                            (2) All amounts  paid or  distributed  to the Member
                  pursuant to Article VIII hereof; other than amounts required to be treated as a payment for property or services under the Code;

                            (3) The fair market value of any property distributed in kind to the Member (net of any liabilities secured by such distributed property that such Member is considered to assume or take subject to for purposes of
                  Section 752 of the Code); and

                            (4) Any other decreases required by the Regulations.

                           Before decreasing a Member's Capital Account (as described above) with respect to the distribution of any property to such Member, all Members' accounts shall be adjusted to reflect the manner in which the unrealized income, gain, loss, and deduction inherent in such property (that has not been previously reflected in the Members' Capital Accounts) would be allocated among the Members if there were a taxable disposition of such property by the Company on the date of distribution, in accordance with Regulations Section 1.704-1(b)(2)(iv)(e).

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

                   (c) In determining the amount of any liability for purposes of Sections 3.2(a) and 3.2(b) hereof, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and any Regulations promulgated thereunder.

                   (d) Members' Capital Accounts shall be adjusted in accordance with,  and upon the  occurrence  of an event  described in  Regulations
         Section 1.704-1(b)(2)(iv)(f), including the addition of new Members pursuant to Section 4.14 hereof or the receipt of additional capital contributions pursuant to Section 3.6 hereof, to reflect a revaluation of the Company's assets on the Company's books. Such adjustments to the Members' Capital Accounts shall be made in accordance with Regulations
         Section 1.704-1(b)(2)(iv)(g) for allocations of depreciation, depletion, amortization and gain or loss with respect to such revalued property.

                   (e) All provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations
         Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. The Members shall make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b).

3.3      Federal Income Tax Elections

         The Company may make all elections for federal income tax purposes, including but not limited to an election, pursuant to Code Section 754, to adjust the basis of the Company's assets under Code Sections 734 or 743. In the event an election pursuant to Code Section 754 is made by the Company, upon the adjustment to the basis of the Company's assets, the Members' Capital Accounts shall be adjusted in accordance with the requirements of Regulation Section 1.704-1(b)(2)(iv)(m).

3.4      Invested Capital

         The "Invested Capital" of a Member shall be the sum of any cash contributed by said Member to the Company, and the fair market value of any property contributed by said Member to the Company, less the amount of any liabilities of such Member assumed by the Company or which are secured by property contributed by such Member to the Company. In the event the Company's assets are revalued pursuant to Section 3.2(d) hereof resulting in an adjustment to the Members' Capital Accounts, the Members' "Invested Capital" shall, for purposes of this Agreement, be deemed to be each Member's respective Capital Account balance immediately after such revaluation.

3.5      Interest

         No interest shall be paid or credited to the Members on their Capital Accounts or upon any undistributed profits left on deposit with the Company.

3.6      Additional Capital Contribution

         In no event shall any Member be required to make an additional contribution to the Company. However, the Members authorize the Company to receive additional capital contributions and the Company may solicit such contributions from the Members in an amount authorized by the Members (the "Amount Solicited"). The Company shall send a notice of solicitation to all the Members, and

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

each Member wishing to make an additional capital contribution (a "Contributing Member") shall so notify the Company in writing within three (3) days after delivery of the notice, indicating the amount such Member offers to contribute (the "Offer to Contribute"). Unless the Members otherwise agree, if Contributing Members' Offers to Contribute exceed the Amount Solicited, each Contributing Member shall be entitled to contribute the proportion of the Amount Solicited that such Contributing Member's Invested Capital, determined immediately before the solicitation for capital contributions, bears to the Invested Capital of all the Contributing Members. If the Contributing Members do not make Offers to Contribute the entire Amount Solicited, the Company may, at its option, elect to accept the Offers to Contribute it has received or reject such Offers to Contribute and cancel the solicitation.

3.7      Membership Interest

         The "Membership Interest" of a Member shall be such Member's right in the profits and losses of the Company and the right to receive distributions of the Company's assets. Membership Interest is equivalent to a Member's Invested Capital.


                                   ARTICLE IV
                                     MEMBERS

4.1      Powers

         Subject to the provisions of the Articles of Organization, this Operating Agreement and the provisions of the Nevada Revised Statutes ("NRS"), all powers shall be exercised by or under the authority of, and the business and affairs of the Company shall be controlled by, the Managers. Without prejudice to such general powers, but subject to the same limitations, it is hereby expressly declared that the Members shall have the following powers:

                   (a) To select and remove all Managers of the Company, prescribe such powers and duties for them as may be consistent with law, with the Articles of Organization or this Operating Agreement, fix their compensation, and require from them security for faithful service.

                   (b) To change the principal office of this Company from one location to another; to fix and locate from time to time one or more subsidiary offices of the Company; and to designate any place for the holding of any Members' meeting or meetings.

4.2      Salaries to Members

         The Company shall have authority to pay to any Member a reasonable salary for said Member's services to the Company. It is understood that the salary paid to any Member under the provisions of this Section shall be determined without regard to the income of the Company and shall be considered as an operating expense of the Company and shall be deducted as an expense item in determining the net profits and losses of the Company.

4.3      Other Ventures

         It is expressly agreed that the Members, or any of them, may engage in other business ventures of every nature and description, whether or not in competition with the Company, independently or


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

with others, and neither the Company nor the Members shall have any rights in and to any independent venture or activity or the income or profits derived therefrom.

4.4      General Restrictions

         No Member or Manager, as described in Article VI hereof, shall have the right, power or authority to do any of the following acts without the prior written consent of all the Members:

                   (a) expend or use any Company money or property except upon the account of and for the benefit of the Company;

                   (b) mortgage, lease, pledge, or otherwise dispose of all, or substantially all, of the assets of the Company, other than in the ordinary course of business;

                   (c) pledge any of the Company's credit or property for other than Company purposes;

                   (d) compromise, settle, or release any debt due the Company except upon full payment thereof or except in the ordinary course of business;

                   (e) assign the Company's property in trust for creditors or on the assignee's promise to pay the debts of the Company;

                   (f) confess a judgment against the Company, the Company's property, or any of the Members;

                   (g) dispose of any of the  goodwill of the Company  business;
         or

                   (h) do any other act which would make it impossible to carry on the ordinary business of the Company.

4.5      Action by the Members; Meetings; Quorum; Majority

         Management of the Company is vested in, and all actions of the Members are taken by the Members in proportion to their Membership Interests at the time of the action taken. Except as specifically otherwise provided herein, the Members vote, approve a matter or take any action by the vote of Members at a meeting, in person or by proxy, or without a meeting by written consent. For any meeting of Members, the presence in person or by proxy of Members owning more than 50% of the outstanding Membership Interests at the time of the action taken (a "Majority") constitutes a quorum for the transaction of business. Members vote in proportion to their Membership Interests and an action approved at a meeting by Members owning more than 50% of the Membership Interests of that quorum shall be the action of the Members.

4.6      Action By Written Consent

         Except as otherwise provided herein, any action may be taken by the Members without a meeting if authorized by the written consent of Members holding at least a Majority. In no instance


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

where action is authorized by written consent need a meeting of Members be called or noticed. However, a copy of the action taken by written consent must be immediately sent to all Members.

4.7      Place of Meetings of Members

         The first meeting of the Members shall be held at the principal office of the Company set forth in the Articles of Organization. All annual meetings and special meetings of the Members shall be held at any place designated by the Members, or, if no such place is designated, then at the principal office of the Company.

4.8      Annual Meetings

         The annual meeting of the Members shall be held on such date and time as determined by the Managers.

4.9      Annual Meetings; Notice

         Written notice of each annual meeting signed by a Manager or by such other person or persons as the Members shall designate, shall be given to each Member entitled to vote at the meeting, either personally or by mall or other means of written communication, charges prepaid, addressed to such Member at his address appearing on the books of the Company or given by him to the Company for the purpose of notice. If a Member gives no address, notice shall be deemed to have been given him if sent by mail or other means of written communication addressed to the place where the principal office of the Company is situated. All such notices shall be sent to each Member entitled thereto not less than ten
(10) nor more than sixty (60) calendar days before each annual meeting, and shall specify the place, the day and the hour of such meeting.

4.10     Special Meetings

         Special meetings of the Members, for any purpose or purposes whatsoever, may be called at any time by a Manager or by Members holding in excess of twenty percent (20%) of the outstanding Membership Interests. Except in special cases where other express provision is made by statute, notice of such special meetings shall be given in the same manner as for annual meetings of Members. Notices of any special meeting shall specify, in addition to the place, day and hour of such meetings the purpose or purposes for which the meeting is called.

4.11     Waiver of Notice

         The transactions of any meeting of the Members, however called and noticed or wherever held, shall be as valid as though had at a meeting duly held after regular call and notice, if a quorum be present, and if, either before or after the meeting, each of the Members not present signs a written waiver of notice or a consent to holding such meeting or an approval of the minutes thereof. All such waivers, consents or approvals shall be filed with the records or made a part of the minutes of the meeting.

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4.12     Adjourned Meetings And Notice Thereof

         Any Members' meeting, annual or special, whether or not a quorum is present, may be adjourned from time to time by the vote of a Majority, present in person or represented by proxy, but in the absence of a quorum no other business may be transacted at any such meeting. Other than by announcement at the meeting at which such adjournment is taken, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting. However, when any Members' meeting, either annual or special, is adjourned for thirty (30) days or more, notice of the adjourned meeting shall be given as in the case of an original meeting.

4.13     Delegation of Authority To Members and Managers

         Any one or more of the Managers or Members may at any time or times, and for such period as the Members shall determine, be delegated the authority to determine questions relating to specific areas of the conduct, operation, and management of the Company. Until such direction or delegation of authority is made, however, the Members and Managers shall have the authority set forth in this Article IV and Article VI below and that given them by the Members.

4.14     Admission of New Members

         New Members may be admitted to membership in the Company with the consent of a Majority (as defined in Section 4.5) of the existing Members. A new Member must agree to be bound by the terms and provisions of the Articles of Organization and this Operating Agreement, as amended, and upon admission the new Member shall have all rights and duties of a Member of this Company.

4.15     Member Loans

         The Members may from time to time approve of a loan by a Member to the Company. Such loans ("Member Loans") shall be repaid to the lending Member in accordance with the terms of the instrument or agreement executed in connection with such Member Loan. Unless by its terms such Member Loan is expressly subordinated, the Member Loan shall be equal in priority to, and rank pari passu with, all other secured or unsecured liabilities of the Company, as appropriate.

4.16     Deadlock

                   (a) For purposes of this Agreement, the term "Major Decision" shall mean any action (or election not to act) by or on behalf of the Company which may have, or which may be anticipated to have, a material effect on the business and operation of the Company, including, without limitation, any matters materially affecting the ownership, operation, development, construction, financing, marketing and sale of any real property owned by the Company. Major Decisions shall include, without limitation, any contract or related series of contracts having a value in excess of Twenty Thousand Dollars ($20,000) and any Member Loans or other loans to be obtained by or on behalf of the Company, whether secured or unsecured.

                   (b) All Major Decisions shall be subject to the prior approval of a majority of the Managers. In the event the Managers are evenly divided with respect to a Major Decision and a majority of the Managers are unable to agree with respect to a proposed


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

         course of action concerning such Major Decision, the Managers shall immediately call a special meeting ("Election Meeting") pursuant to
         Section 4.10 hereof at which the Managers shall resign and new Managers shall be elected.

                   (c) In the event the Members, pursuant to a Majority thereof, are unable to elect Managers at the Election Meeting, or any other meeting, or elect Managers who continue to be evenly divided with respect to a Major Decision, a deadlock (the "Deadlock") shall be deemed to exist.

                   (d) For a period of thirty (30) days after a Deadlock occurs, a Majority of the Members (the "Offering Members") may, upon written notice to the remaining Members (the "Offering Notice"), propose a price per each one percent (1%) of outstanding Membership Interests (the "Offering Price") at which the Offering Members are willing to either (i) sell to the other Members all of the Offering Members' Membership Interests or (ii) purchase from the other Members all of their Membership Interests, subject to the terms of this Operating Agreement. The other Members shall have a period of three (3) days after delivery of the Offering Notice in which to elect, by written notice to the Offering Members (the "Response Notice") to either (i) purchase all of the Membership Interests of the Offering Members at the Offering Price or (ii) sell all of their Membership Interests to the Offering Members at the Offering Price. Such transaction shall be consummated within five (5) days after delivery of the Response Notice and the purchase price for the Membership Interests sold or purchased shall be payable pursuant to the terms set forth in Section 5.3(c)(ii) below.

                   (e) Should a transaction not be consummated pursuant to a Response Notice as set forth in Section 4.16(d) above within thirty
         (30) days after a Deadlock occurs, the Deadlock shall then become an event of dissolution under Section 11.1 below and the Company shall be dissolved pursuant to Article XI of this Operating Agreement.


                                    ARTICLE V
                         TRANSFER OF MEMBERS' INTERESTS

5.1      Transfer of Members' Interests

         The Membership Interest of each Member of this Company is personal property. Except as otherwise provided in this Operating Agreement, the transfer of a Member's Membership Interest is restricted. The transfer of a Member's Membership Interest shall include a gift, sale, transfer, assignment, hypothecation, pledge, encumbrance or any other disposition, whether voluntary or involuntary, by operation of law or otherwise, including, without limitation, any transfer occurring upon or by virtue of the bankruptcy or insolvency of a Member; the appointment of a receiver, trustee or conservator or guardian for a Member or his property; or pursuant to the will of a Member or the laws of descent and distribution in the event of a Member's death; pursuant to court order in the event of divorce, marital dissolution, legal separation or similar proceedings; or pursuant to any loan or security agreement under which any of the Member's Membership Interests are pledged or otherwise serve as collateral, as well as the transfer of any such Membership Interest in the event recourse is made to such collateral.

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         If a Majority of the other Members,  other than the Member proposing to
dispose  of  his  Membership  Interest   ("Transferring   Member")  and  without
considering the Transferring Member's Membership Interest as outstanding in determining such a Majority, do not approve of a proposed transfer or assignment by written consent, the transferee of the Member's Membership Interest has no right to participate in the management of the business and affairs of the Company or to become a Member. The transferee is only entitled to receive the share of profits or other compensation by way of income and the return of contributions, to which the Transferring Member would otherwise be entitled. If the transfer is approved by a Majority of the other Members of the Company by written consent, the transferee has all the rights and powers and is subject to all the restrictions and liabilities of his assignor, has the right to participate in the management of the business and affairs of the Company and becomes a substituted Member.

5.2      No Transfer Permitted Under Certain Circumstances

         Notwithstanding any other provision of this Agreement, a Member shall not transfer all or any part of his Membership Interest if such transfer would cause the termination of the Company for federal income tax purposes or would violate any applicable federal or state securities laws.

5.3      Right of First Refusal

         Except as otherwise provided in this Operating Agreement or the laws of the State of Nevada, no Member shall during the term of this Operating Agreement transfer all or any portion of his Membership Interest, or any interest therein, whether now owned or hereafter acquired without first complying with the requirements of this Operating Agreement, unless such Member shall first give the Company and, if appropriate hereunder, the other Member(s) the opportunity to purchase or acquire all or a portion of such Member's interest proposed to be disposed of in accordance with the following provisions:

                   (a) In the event that any Member shall receive a bona fide offer for the transfer of all or part of his Membership Interest (the "Proposed Transfer") (the Transferring Member shall have the obligation to prove that an offer is bona fide) and desires to accept such offer, or in the event that any Member shall otherwise desire to transfer all or part of such Member's Membership Interest, the Member shall, prior to accepting such offer, give the Managers of the Company written notice of intention to make a transfer. Such notice shall set forth the name of the proposed transferee(s), the interest proposed to be disposed of (the "Offered Interest"), the price, the terms of payment, all other material terms of the proposed transaction and shall specify a mailing address for purposes of any return notice hereunder. The Company shall have the option for a period of ten (10) days from the actual receipt of such notice to agree to purchase or acquire all or any portion of the Offered Interest, on the same terms as those offered to the proposed transferee, subject to Section 5.3(c) hereof. The Company may exercise this option to purchase only by giving written notice to the Transferring Member.

                   (b) If the Company declines or fails to exercise its option to purchase or acquire all or any portion of the Offered Interest pursuant to Section 5.3(a) above, or is legally unable to do so, the Transferring Member shall give written notice to the other Members containing the same information as set forth in the notice given pursuant to Section 5.3(a) above and further setting forth the Offered Interest that the Company has not agreed to purchase or acquire. The Members receiving the notice shall in turn have ten (10) days from the actual receipt of such notice to agree to purchase or acquire all or any portion of the Offered Interest that the Company has not agreed to purchase or acquire, on the same terms and conditions as those offered to the proposed transferee, subject to Section 5.3(c) hereof. The other Members may exercise this option to purchase only by giving written notice to the Transferring Member. In the event that more than one person has an option to purchase hereunder, such persons may exercise such option pro rata in accordance with their respective Membership Interests, and if any such person declines or fails to purchase his pro rata portion of the Offered Interest, or any portion thereof, the other persons having such option shall have the right to purchase that portion pro rata in accordance with their respective Membership Interests (or otherwise by agreement).

                   (c) The terms of any acquisition pursuant to Section 5.3 hereof shall be as follows:

                            (1) In the event that a proposed  transferee  of any
                  Offered Interest has offered to acquire such Offered Interest for a consideration consisting in whole or in part of assets other than cash, cash equivalents or unsecured (other than by the Offered Interest) promissory notes, any persons having options to purchase or acquire such Offered Interest pursuant to Sections 5.3(a) and 5.3(b) above shall be deemed to have agreed to purchase or acquire such Offered Interest "on the same terms as those offered to the proposed transferee" if such persons agree to pay in a lump sum (or in cash installments as permitted by Section 5.3(c)(ii)) an amount equal to the fair market value of such other form of consideration. The fair market value of such other consideration shall be as follows:

                                     (A)  If  such  other   consideration  is  a
                           security publicly traded in the United States in the over-the-counter market and not on the Nasdaq National Market nor on any national securities exchange, the closing per share bid price for such security on the trading day immediately preceding the day of the closing on the purchase or acquisition of the Offered Interests, as reported by Nasdaq or an equivalent generally accepted reporting service;

                                     (B)  If  such  other   consideration  is  a
                           security publicly traded in the United States on the Nasdaq National Market or on a national securities exchange, the per share closing price for such security on the Nasdaq National Market or on the principal stock exchange on which it is listed on the trading day immediately preceding the day of the closing on the purchase or acquisition of the Offered Interests; such closing price being the last reported sale price, or in the case no such reported sale takes place on such day, the average of the reported closing bid and asked prices, in either case in the Nasdaq National Market or on the principal national securities exchange on which the security is then listed;

                                     (C) If such other consideration is an asset
                           (other than a security specified in clause (A) or (B) above) having a readily determinable value by reference to a generally accepted published reporting source or service, the last sale price for such asset reported by such source or service during the trading day immediately preceding the day of the closing on the purchase or acquisition of the Offered Interests; or

                                     (D) In all other cases, the appraised value
                           of such other consideration will be determined by a qualified independent appraiser selected by the mutual agreement of the Transferring Member on the one hand and a Majority of the other Member(s) on the other hand. In such event, a copy of the notice of intent to make a disposition shall be sent to each other Member at the same time as such notice is sent to the Company. In the event that the Members cannot mutually agree on an appraiser within fifteen (15) days after the notice of intent to make a disposition is actually received by the Company, a qualified appraiser shall be appointed by the American Arbitration Association in Las Vegas, Nevada. The appraised value of such other consideration shall be final and binding on all parties hereto. All costs associated with such an appraisal, including without limitation appraisal fees and the fees of the American Arbitration Association, if any, shall be paid by the Transferring Member. The time period set forth herein shall be tolled until the Company actually receives a copy of the appraiser's report, in accordance with the notice provisions hereof, a copy of which report shall accompany all notices given by the Transferring Member.

                            (2) The Company and each of the other  Members shall
                  be permitted, at its or their option, to purchase all or any portion of the Offered Interest in exchange for a promissory note in the principal amount of the purchase price payable in not more than sixty (60) equal monthly installments of principal and interest with interest at the prime rate of interest charged by Bank of America Nevada on the closing of the acquisition or purchase plus two percent (2%) per annum (or any lower rate offered by the proposed transferee) but in any event not in excess of the maximum rate of interest then permitted by applicable law. Any such note or notes shall be secured by the Offered Interest purchased in exchange therefor and shall be prepayable without penalty in whole or in part at any time. Prior to the payment in full of any such note or notes, no distributions or other payments shall be made directly or indirectly by the Company to the remaining Members or any person or entities relating to the remaining Members (other than payments incurred in the ordinary course of the Company's business) unless and to the extent such distributions or other payments are applied toward prepayment of such note or notes.

                   (d) The purchase of the Offered Interest shall be closed at the time specified in the notice from the Transferring Member as the time set for the closing of the proposed transfer, but in no event earlier than thirty (30) days following the exercise or expiration, as the case may be, of the last available option to purchase.

                   (e) If all of the Offered Interests are not purchased by the Company or the Members, or both, pursuant to the options provided for above, then such unpurchased portion of the Offered Interest may, subject to this Operating Agreement and applicable laws, be transferred within ten (10) days from the date on which the last available option to purchase above expires to the person and on the terms specified in the notice of intention to make a disposition. Such transferee shall receive and hold such Membership Interest subject to all provisions and restrictions of this Operating Agreement, except that neither the Company nor any other Member shall be required to purchase any of such Membership Interest from such transferee or any subsequent transferee pursuant to Section 5.3 hereof, and except that no such transferee or subsequent transferee shall have any rights to purchase any Offered Interest pursuant to this Operating Agreement. Any transfer of the Offered Interest after the end of such ten (10) day period or any material change in the terms of the Proposed Transfer from the terms set forth in the original notice shall require a new notice of intention to make a transfer. Any transfer in violation of any provision of this Agreement shall be void and ineffectual and shall not operate to transfer any interest or title to the purported transferee.

                   (f) Notwithstanding any other provision hereof to the contrary, neither the Company nor any Member will be required to close on the purchase or acquisition of any Membership Interest in accordance therewith unless the representations and warranties of the Transferring Member shall be true and correct in all material respects as of the date of such closing, and the Transferring Member shall deliver a certificate to such effect to the purchasing parties dated as of the closing date. Any such Membership Interest not purchased or acquired as a result of such a breach may not be disposed of to the otherwise proposed transferee(s).

                   (g) Any notice required to be given in accordance with this section shall be hand delivered to the Manager of the Company by hand or via overnight courier at the principal office of the Company.

5.4      Authority of the Company to Purchase Interest

         All rights and obligations of the Company to purchase any Membership Interest of a Member are subject to the restrictions set forth in the statutes of the State of Nevada, if any, and to such other applicable restrictions as are now or may hereafter become effective. Any redemption of such Membership Interest by the Company shall be made only out of funds legally available therefor.

5.5      Representations and Warranties of the Members

         Each of the Members represents and warrants to the Company and the other Members with respect to himself as follows:

                   (a) Such Member is the lawful owner of and has the full right, power and authority to sell, transfer and deliver the Membership Interest of the Company set forth next to his name on Schedule A hereto and the sale, transfer and delivery of such Membership Interests of the Company in accordance therewith will transfer good and marketable title thereto free and clear of all liens, encumbrances, claims or rights of third parties of every kind and nature whatsoever, subject only to the provisions of this Operating Agreement.

                   (b) The Membership Interests of the Company owned by such Member as set forth on Schedule A hereto have been duly authorized and are fully paid and non assessable. There are no existing options, warrants, calls or commitments on the part of any Member relating to such Membership Interests of the Company which will not be terminated concurrently with the execution of this Operating Agreement. No voting agreements or restrictions of any kind other than those set forth in this Operating Agreement affect the rights of any such Membership Interests of the Company or such Member.

                   (c) Such Member has the right and power to enter into this Operating Agreement, and this Operating Agreement has been fully executed and delivered and constitutes the valid and binding obligation of such Member. No consent of any person not a party to this Operating Agreement and no consent of any governmental authority is required to be obtained on the part of such Member in connection with or resulting from the execution or performance of this Operating Agreement.

5.6      Transferee's Invested Capital

         In the event a transferee acquires all or part of the Membership Interest of an existing Member or Members, the transferee's Invested Capital and Capital Account, for purposes of this Operating Agreement, shall be the Invested Capital and Capital Account of the transferring Member or Members, with respect to the Membership Interest acquired by the transferee.


                                   ARTICLE VI
                                    MANAGERS

6.1      Election

         The Members agree that the business of the Company shall be managed by three (3) Managers. Each Manager of this Company shall be chosen annually by the Members and each shall hold office until such Manager shall resign or shall be removed or otherwise disqualified to serve, or the Manager's successor shall be elected and qualified.

6.2      Removal, Resignation and Vacancies

         The Members may remove any Manager, either with or without cause in accordance with the terms of this Operating Agreement. Any Manager may resign at any time by giving written notice to the Members. Any such resignation shall take effect at the date of the receipt of such notice or at any later time specified therein; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. The Members may replace any vacancy in the office of any Manager.

6.3      Managers' Powers

         The Managers shall be the chief executives of the Company and each, individually, shall have the following powers:

                   (a) Select and remove all employees, agents and representatives of the Company, prescribe such powers and duties for them as may be consistent with law, with the Articles of Organization or this Operating Agreement, fix their compensation, and require from them security for faithful service.

                   (b) Conduct, manage and control the affairs and business of the Company, and to make such rules and regulations therefor consistent with the law, with the Articles of Organization or this Operating Agreement.

                   (c) Change the principal office of this Company from one location to another; to fix and locate from time to time one or more subsidiary offices of the Company; and to designate any place for the holding of any Members' meeting or meetings.

                   (d) Borrow money and incur indebtedness for the purpose of the Company, and to cause to be executed and delivered therefor, in the Company name, promissory notes, bonds, and debentures.

                   (e) Appoint an executive committee and other committees, and delegate to the executive committee any of the powers and authority of the Manager in the management of the business and affairs of the Company. The Manager, in his discretion, may or may not be a member of an executive committee.

 6.4      Bank Accounts

         From time to time, the Manager may designate a person or persons, whether such persons be the Manager or not, to open and maintain one or more bank accounts; rent safety deposit boxes or vaults; sign checks, written directions, or other instruments to withdraw all or any part of the funds belonging to the Company and on deposit in any savings account or checking account; negotiate and purchase certificates of deposit, obtain access to the Company's safety deposit box or boxes, and, generally, sign such forms on behalf of the Company as may be required to conduct the banking activities of the Company.


                                   ARTICLE VII
                               PROFITS AND LOSSES

7.1      Net Profits and Losses

         Subject to the provisions of Section 7.4 hereof the "Net Profits and Losses" of the Company for any Company taxable year shall be allocated and credited to the Members' Capital Accounts in proportion to the Invested Capital of each respective Member as defined in Section 3.4 hereof. The term "Net Profits and Losses" of the Company shall mean the net income or loss of the Company, as determined by auditors or accountants employed by the Company, in accordance with Section 703 of the Code, applied consistently with prior periods.

7.2      Allocations of Deductions

                   (a) Company Nonrecourse Deductions. Except as otherwise required by Sections 7.3 and 7.4 below, all Nonrecourse Deductions of the Company for any taxable year shall be shared by the Members in proportion to their Invested Capital on the last day of such taxable year. The amount of Nonrecourse Deductions of the Company shall be determined in accordance with Regulations Section 1.704-2(c).

                   (b) Member Nonrecourse Deductions. Except as otherwise required by Sections 7.3 and 7.4 below, all Member Nonrecourse Deductions of the Company for any taxable year shall be allocated in accordance with Regulations Section 1.704-2(i)(1). The amount of Member Nonrecourse Deductions shall be determined in accordance with Regulations Section 1.704-2(i)(2).

7.3      Special Allocations

                   (a) Qualified Income Offset. Except as provided in Section 7.3(b) below, in the event any Member unexpectedly receives any adjustments, allocations or distributions described in Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) of the Regulations, items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the adjusted capital account deficit of such Member as quickly as possible.

                   (b) Minimum Gain Chargeback. Notwithstanding any other provision of this Section 7.3, if there is a net decrease in Company Minimum Gain during any Company fiscal year, each Member who would otherwise have an adjusted capital account deficit at the end of such year shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount and manner sufficient to eliminate such Member's adjusted capital account deficits as quickly as possible. The items to be so allocated shall be determined in accordance with Section 1.704-1(b)(4)(iv)(e) of the Regulations. Notwithstanding any other provision of this Section 7.3(b), if there is a net decrease in Minimum Gain attributable to Member Nonrecourse Debt during a Company Taxable Year, each Member with a share of the Minimum Gain attributable to such member Nonrecourse Debt shall be allocated items of income and gain for such year (and, if necessary, subsequent years) in accordance with Regulations Section 1.704-(i)(4). The items to be so allocated shall be determined in accordance with Regulations Section 1.704-2(i). This Section 7.3(b) is intended to comply with the minimum gain chargeback requirement in such sections of the Regulations and shall be interpreted consistently therewith.

                   (c) Allocation of Remaining Income and Gains on Sale or Other Disposition. Except as otherwise required by this Section 7.3., income and gains arising from the sale, exchange, transfer or disposition or condemnation of all or substantially all of the Company's property shall be allocated, for federal income tax purposes, among those who shall be Members on the date of such transaction or transactions as follows:

                            (1) If one or more  Members  has a negative  Capital
                  Account after such Member's Capital Account is adjusted to reflect any allocation of gains under

                  Section 7.2(b) above, but before such Member's Capital Account is adjusted to reflect any distribution under Section 8.3 below, with respect to the disposition to which this Section
                  7.3 is being applied, such income and gains shall be allocated to such Members in proportion to their negative Capital Accounts until each such Member's Capital Account equals zero.

                            (2) To the extent one or more Member's Capital Account balance is less than (i) the total of all Members'
                  Capital Account balances times (ii) such Member's Invested Capital in the Company (a "Capital Disparity"), such income and gains shall be allocated among such Members in proportion to Capital Disparities until all of the Members' Capital Accounts are, as nearly as possible, in proportion to their Invested Capital.

                            (3) The  balance of such  income and gains  shall be
                  allocated to the Members in proportion to their Invested Capital.

                   (d) Assignments. In the event of an assignment of a Membership Interest (other than an assignment by reason of the death of a Member), the assignor's distributive share of Company income, gains, loss, deductions and credits and expenditures not deductible in computing its taxable income (in respect of the interest so assigned) shall be the share of such items attributable to such Membership Interest accruing prior to such assignment (based on an interim closing of the books of the Company), and the assignee's share shall be the share of such items attributable to such Membership Interest after such assignment (based on such interim closing).

                   (e) Mandatory Section 704(c) Allocations. Notwithstanding the foregoing, to the extent that Code Section 704(c), Regulations Sections 1.704-3 or 1.704-1(b)(2)(iv), or any other regulations which may be proposed or promulgated under Code Section 704(c); require allocations of Company income, gains, losses or deductions in a manner which is different than that set forth above, the provisions of Section 704(c) and the regulations thereunder shall control such allocations among the Members. In the absence of a contrary agreement among the Members, such items shall be allocated in accordance with the "Traditional method with curative allocations" set forth in Regulations Section 1.704-3(c) or any successor regulation.

7.4      Curative Allocations

         The allocations set forth in Section 7.3(a) and 7.3(b) (the "Regulatory Allocations") are intended to comply with certain requirements of Regulations Sections 1.704-l(b), 1.704-2 and 1.704-3, and shall be interpreted and applied in a manner consistent therewith. Notwithstanding any other provisions of this
Article VII (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating other profits, losses and items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocations of other profits, losses and other items in the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred.

7.5      Federal Income Tax

         It is the intent of this Company and its Members that this Company will be governed by the applicable provisions of Subchapter K, of Chapter 1, of the Code.


                                  ARTICLE VIII
                                  DISTRIBUTIONS

8.1      Operating Distributions

         The Company's Cash Available For Distribution shall, at such times as the Managers of the Company deem advisable, be distributed among the Members in proportion to their respective Membership Interests, as of the date of any such distribution. The term "Cash Available For Distribution" shall mean the total cash revenues generated by the Company's operations (including proceeds from the sale or refinancing of Company assets), less all cash expenditures of the Company for debt service and operating expenses, and less a reasonable amount determined by the Company to be set aside for reserves.

8.2      Payment of Member Loans

         Under all circumstances, Member Loans shall be repaid first out of any Cash Available for Distribution. If a difference exists between the Members in the amount of Member Loans made to the Company, any Member with more Member Loans outstanding (in value) than another Member shall receive the first distributions of any available cash until that Member's Loan is in parity with the other Member Loans, if any. Thereafter, the Member Loans will be repaid ratably to the Members with Loans. It is the intention of the Members that Member Loans will be repaid as cash is available for distribution and may result in revolving payments to the Members as additional Member Loans are advanced to the Company.

8.3      Distribution on Dissolution and Liquidation

         In the event of the dissolution and liquidation of the Company for any reason, after the payment of or provision for creditors pursuant to NRS Section
86.521 and other applicable law, the Company's assets shall be distributed among the Members in accordance with their respective positive Capital Account balances, in accordance with Regulations Section 1.704-1(b)(2)(ii)(b)(2).


                                   ARTICLE IX
                             ACCOUNTING AND RECORDS

9.1      Records and Accounting

         The books and records of the Company shall be kept, and the financial position and the results of its operations recorded, in accordance with the accounting methods elected to be followed by the Company for federal income tax purposes. The books and records of the Company shall reflect all Company transactions and shall be appropriate and adequate for the Company's business. The fiscal year of the Company for financial reporting and for federal income tax purposes shall be the calendar year.

9.2      Access to Accounting Records

         All books and records of the Company shall be maintained at any office of the Company or at the Company's principal place of business, or as determined from time to time by the Company, and each Member, and his duly authorized representative, shall have access to them at such office of the Company and the right to inspect and copy them at reasonable times. The Company shall keep all records required to be kept at the registered office of the Company by Chapter 86 of the NRS at such registered office of the Company.

9.3      Annual Tax Information

         The Managers shall use their best efforts to cause the Company to deliver to each Member within ninety (90) days after the end of each fiscal year all information necessary for the preparation of such Member's federal income tax return.

9.4      Reports to Members

         The Managers shall prepare and deliver to the Members monthly financial statements. The Company's independent certified public accountant shall prepare and deliver to the Members, within sixty (60) days after the end of the applicable period, quarterly and annual financial statements.


                                    ARTICLE X
                                      TERM

10.1  Term

         The term of this Company shall begin on the date the Articles of Organization are filed with the Nevada Secretary of State and shall continue until October 23, 2024, unless terminated prior thereto in accordance with the provisions hereof, by unanimous agreement of the Members or pursuant to Chapter 86 of the NRS.

                                   ARTICLE XI
                         DISSOLUTION OF THE COMPANY AND
                       TERMINATION OF A MEMBER'S INTEREST

11.1     Dissolution

         The Company must be dissolved on the death, insanity, retirement, resignation, expulsion, bankruptcy or dissolution of a Member or occurrence of any other event which terminates a Member's continued membership in the Company, unless the business of the Company is continued by the consent of a Majority of the remaining Members of the Company. In determining a Majority for purposes of this Article XI, only Membership Interests of remaining Members shall be considered to be outstanding.

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

11.2     Death of a Member; Continuation

         After the death of a Member, if a Majority of the remaining Members consent to the continuation of the business of the Company, the personal representative ("Representative") of the deceased Member and, after the distribution of the deceased Member's estate, the deceased Member's heirs or legatees, shall immediately succeed to the Membership Interest of the deceased Member in the Company, subject to the provisions of this Operating Agreement. During administration of the estate of the deceased Member, such Representative (and after distribution of the deceased Member's estate, such heirs or legatees) shall have the same rights and obligations in the Company for the remainder of the Company's term as the deceased Member would have had, if the deceased Member had survived. Such rights and obligations shall include, but shall not be limited to, the conduct of the Company's business and the share in the profits and losses of the Company.

11.3     Option To Purchase Deceased Member's Interest

         Upon the death of a Member, the Company shall have the option, within 120 days of the Member's date of death, to purchase the deceased Member's Membership Interest in the Company for an agreed upon price, or if no price can be agreed upon, the fair market value of such Membership Interest as determined by an independent qualified appraiser appointed by the Members and the deceased Member's Representative. If they cannot agree on an appraiser, the Members and such Representative shall agree on three (3) possible appraisers, place their names on pieces of paper placed into a hat, and one person chosen by the Members and such Representative shall, without looking, reach into a hat and pick out one name who shall be the appraiser. If the Company elects to purchase the Membership Interest of the deceased Member, it shall pay the agreed price or the fair market value of such Membership Interest to the deceased Member's Representative, in cash, within such 120 day period. If the Company does not purchase the Membership Interest of the deceased Member within such 120 day period, then all rights to purchase the deceased Member's Membership Interest pursuant to this Section shall terminate.

11.4     Bankruptcy

         Upon the bankruptcy of a Member (the "Bankrupt Member"), if a Majority of the remaining Members consent to the continuation of the business of the Company, the remaining Members shall have the right to purchase the entire Membership Interest of the Bankrupt Member at a price equal to the fair market value of such Membership Interest at the time of such bankruptcy, as determined by an independent qualified appraiser appointed by the Members, including the Bankrupt Member. If they cannot agree on an appraiser, the Members, including the Bankrupt Member, shall agree on three (3) possible appraisers, place their names on pieces of paper placed into a hat, and one person chosen by the Members shall, without looking, reach into the hat and pick out one name who shall be the appraiser. A purchase of a Bankrupt Member's Membership Interest shall be an all cash transaction completed within 120 days after the date the bankruptcy petition is filed by or against the Bankrupt Member. The Company shall send a notice of the bankruptcy to all the Members and each Member wishing to purchase all or part of the Bankrupt Members Membership Interest (a "Purchasing Member") must so notify all the other Members in writing within twenty (20) days after delivery of the notice. Unless they agree otherwise, if there is more than one Purchasing Member, each Purchasing Member may purchase the same proportion of the Bankrupt Member's Membership Interest as the Membership Interest of that Purchasing Member bears to the total Membership Interests of all the

Purchasing Members. If no remaining Member wishes to purchase the Bankrupt Member's Membership Interest, or the Purchasing Members do not actually purchase the Bankrupt Member's Membership Interest within the time set forth in this
Section 11.4, then all rights to purchase the Bankrupt Member's Membership Interest pursuant to this Section shall terminate.


                                   ARTICLE XII
                                  TRUST MEMBERS

12.1     Trustee Liability

         When any trustee becomes a Member of this Company, he shall be a Member not individually but solely as a trustee, in the exercise and under the power and authority conferred upon and vested in such trustee. Nothing contained in this Operating Agreement shall be construed as creating any liability on any such trustee personally to pay any amounts required to be paid hereunder, or to perform any covenant, either express or implied, contained herein; all such liability, if any, is hereby expressly waived by the other Members of this Company. Any liability of any Member which is a trust (whether to the Company or to any third person) shall be a liability to the full extent of the trust estate and shall not be a personal liability of any Trustee, grantor or beneficiary of any trust.

12.2     Status of Successor Trustees as Members

         Any successor trustee or co-trustee of any trust which is a Member shall be entitled to exercise the same rights and privileges and be subject to the same duties and obligations as the predecessor trustee. As used in this
Article XII, the term "trustee" shall include any and all such successor trustees.


                                  ARTICLE XIII
                                 INDEMNIFICATION

13.1     Indemnity

         This Company does hereby indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the Company, by reason of the fact that he is or was a Manager, Member, employee or agent of this Company, or is or was serving at the request of this Company as manager, director, officer, employee or agent of another limited liability company or corporation, against expenses, subject to the provisions of Section 13.4 below, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of this Company, and, with respect to a criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of this Company, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

13.2     Indemnity for Actions By or In the Right of the Company

         This Company does hereby indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of this Company to procure a judgment in its favor by reason of the fact that he is or was a Member, Manager, employee or agent of this Company, or is or was serving at the request of this Company as a Member, Manager, director, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise against expenses, subject to the provisions of Section 13.4 hereof, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the actions or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of this Company. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to this Company or for amounts paid in settlement to this Company, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

13.3     Indemnity If Successful

         To the extent that a Member, Manager, employee or agent of this Company has been .successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 13.1 and 13.2, or in defense of any claim, issue or matter therein, this Company does hereby indemnify such person or entity against expenses, subject to the provisions of Section 13.4 hereof, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

13.4     Expenses

         Any indemnification under Sections 13.1 and 13.2, unless ordered by a court or advanced pursuant to Section 13.5 below, must be made by this Company only as authorized in the specific case upon a determination that indemnification of the Member, Manager, employee or agent is proper in the circumstances. The determination must be made:

                   (a) By a majority vote of Managers who were not parties to the act, suit or proceeding;

                   (b) If, pursuant to majority vote, Managers who were not parties to the act, suit or proceeding so order, by independent legal counsel in a written opinion; or

                   (c) If a vote of Managers who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

         For purposes of this Section 13.4, each Manager shall have one vote.

 13.5     Advance Payment of Expenses

         The expenses of Members and Managers incurred in defending a civil or criminal action, suit or proceeding shall be paid by this Company as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the Member or Manager to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by this Company. The provisions of this subsection do not affect any rights to advancement of expenses to which personnel other than Members or Managers may be entitled under any contract or otherwise by law.

13.6     Other Arrangements Not Excluded

         The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this Article XIII:

                   (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the Articles of Organization or any agreement, vote of Members or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to Section 13.2 above or for the advancement of expenses made pursuant to Section 13.5 above, may not be made to or on behalf of any Member or Manager if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

                   (b) Continues for a person who has ceased to be a Member, Manager, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.


                                   ARTICLE XIV
                            MISCELLANEOUS PROVISIONS

14.1     Complete Agreement

         This Operating Agreement, and the Articles of Organization, constitute the complete and exclusive statement of the agreement among the Members with respect to the subject matter contained therein. This Operating Agreement and the Articles of Organization replace and supersede all prior agreements by and among the Members or any of them. This Operating Agreement and the Articles of Organization supersede all prior written and oral statements and no representation, statement, or condition or warranty not contained in this Operating Agreement or the Articles of Organization will be binding on the Members or be of any force and effect whatsoever.

14.2     Amendments

         This Operating Agreement may be amended by the Members but only at a special or annual meeting of the Members, not by written consent, and only if the notice of the intention to amend the Operating Agreement was contained in the notice of the meeting, or such notice of a meeting is waived by all Members.

14.3     Applicable Law

         This Operating Agreement, and its application, shall be governed exclusively by its terms and by the laws of the State of Nevada.

14.4     Headings

         The headings in this Operating Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Operating Agreement or any provisions contained herein.

14.5     Severability

         If any provision of this Operating Agreement or the application thereof to any person or circumstance shall be deemed invalid, illegal or unenforceable to any extent, the remainder of this Operating Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

14.6     Expenses

         If any litigation or other proceeding is commenced in connection with or related to this Operating Agreement, the prevailing party shall be entitled to recover from the losing party all of the incidental costs and reasonable attorneys' fees, whether or not a final judgment is rendered.

14.7     Heirs, Successors and Assigns

         Each and all of the covenants, terms, provisions and agreements contained in this Operating Agreement shall be binding upon and inure to the benefit of the existing Members all new and substituted Members, and their respective assignees (whether permitted by this Agreement or not), heirs, legal representatives, successors and assigns.

14.8     Execution

         This Operating Agreement may be executed in counterparts, and when so executed each counterpart shall be deemed to be an original, and said counterparts together shall constitute one and the same instrument.

14.9     Power of Attorney

         Each Member, in accepting this Operating Agreement, makes, constitutes and appoints the Managers and each of them, with full power of substitution, as his, her, or its attorney-in-fact and personal representative to sign, execute, certify, acknowledge, file and record the Articles of Organization, and to sign, execute, certify, acknowledge, file and record all appropriate instruments amending the Articles of Organization and this Operating Agreement on behalf of each such Member. In particular, the Manager as attorney-in-fact may sign, acknowledge, certify, file and record on behalf of each Member such instruments, agreements and documents which: (1) reflect any amendments to the Articles of Organization or Operating Agreement; (2) reflect the admission or withdrawal of a Member; and (3) may otherwise be required of the Company, a Member or by law. The Power of

Attorney herein given by each Member is a durable power and will survive the disability or incapacity of the principal.


         IN WITNESS WHEREOF, this Operating Agreement was adopted by a unanimous action of the Members of this Company pursuant to a Written Consent dated October 24, 1994.

                                          MEMBERS:


                                          ANAGRAM INTERNATIONAL, INC.
                                          A Minnesota corporation


                                          By/s/ Jim Plutt
                                            ------------------------------------
                                            Jim Plutt, Secretary

                                          ANAGRAM INTERNATIONAL HOLDINGS, INC.
                                          a Minnesota corporation


                                          By/s/ Jim Plutt
                                            ------------------------------------
                                            Jim Plutt, Secretary





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